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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G


                  Under the Securities Exchange Act of 1934

                        (Amendment No.     2        )*
                                      --------------

                           Sterling Chemicals, Inc.
- -------------------------------------------------------------------------------
                               (Name of Issuer)


                         Common Stock, $.01 par value
- -------------------------------------------------------------------------------
                        (Title of Class of Securities)



                                 858903 10 7
- -------------------------------------------------------------------------------
                                (CUSIP Number)




         Check the following box if a fee is being paid with this statement / /.

(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (see Rule 13d-7.)


         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


         THIS SCHEDULE 13G IS RESTATED IN ITS ENTIRETY PURSUANT TO RULE 101 OF REGULATION S-T. THE EFFECTED PORTIONS REQUIRING AMENDMENT ARE IN ITEM 4, ITEM 5 AND THE EXHIBIT.





                                                               Page 1 of 5 Pages
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CUSIP No.  858903 10 7               13G
           -------------------

- -------------------------------------------------------------------------------
1)       Names of Reporting Persons
         S.S. or I.R.S. Identification Nos. of Above Persons


         CIGNA Corporation
         06-1059331
- -------------------------------------------------------------------------------
2)       Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                             (a)
                                                                             (b)
- -------------------------------------------------------------------------------
3)       SEC Use Only


- -------------------------------------------------------------------------------
4)       Citizenship or Place of Organization


         Delaware

- -------------------------------------------------------------------------------

                    (5)  Sole Voting Power                       0
Number of           -----------------------------------------------------------
Shares
Beneficially        (6)  Shared Voting Power                18,988
Owned               -----------------------------------------------------------
by Each
Reporting           (7)  Sole Dispositive Power                  0
Person              -----------------------------------------------------------
With
                    (8)  Shared Dispositive Power           18,988
- -------------------------------------------------------------------------------
9)       Aggregate Amount Beneficially Owned by Each Reporting Person

         18,988

- -------------------------------------------------------------------------------

10)      Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)
                                                                             ( )

- -------------------------------------------------------------------------------
11)      Percent of Class Represented by Amount in Row 9

         less than .1%

- -------------------------------------------------------------------------------
12)      Type of Reporting Person (See Instructions)

         HC, CO

- -------------------------------------------------------------------------------





                                                               Page 2 of 5 Pages
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                                      13G


                                  ITEM 1(a)

Name of Issuer:     Sterling Chemicals, Inc.
               ----------------------------------------------------------------

                                  ITEM 1(b)

Address of Issuer's Principal Executive Offices:

   1200 Smith Street, Suite 1900, Houston, TX  77002-4312
- -------------------------------------------------------------------------------

                                  ITEM 2(a)

Name of Person Filing:   CIGNA Corporation
                      ---------------------------------------------------------

                                  ITEM 2(b)

Address of Principal Business Office or, if none, Residence:

   One Liberty Place, Philadelphia, PA   19192
- -------------------------------------------------------------------------------


                                  ITEM 2(c)

Citizenship:   Delaware
            -------------------------------------------------------------------


                                  ITEM 2(d)

Title of Class of Securities:   Common Stock, $.01 par value
                             --------------------------------------------------


                                  ITEM 2(e)

CUSIP Number:    858903 10 7
             ------------------------------------------------------------------

                                    ITEM 3

Classification of Person Filing:

This statement is not filed pursuant to Rule 13d-1(b) or as an amendment to a statement filed pursuant to Rule 13d-1(b).


                                    ITEM 4

Ownership.

         The percent of Common Stock owned as of December 31, 1994 was less than 5%.


                                    ITEM 5


Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /X/


                                                               Page 3 of 5 Pages
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                                      13G



                                    ITEM 6

Ownership of More than Five Percent on Behalf of Another Person.

              Not Applicable


                                    ITEM 7

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

              See attached Exhibit


                                    ITEM 8

Identification and Classification of Members of the Group.

              Not Applicable


                                    ITEM 9

Notice of Dissolution of Group.

              Not Applicable


                                   ITEM 10

Certification.

              Not Applicable



SIGNATURE.

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 13, 1994
- -------------------------------------------------------------------------------
Date


 /s/  David C. Kopp
- -------------------------------------------------------------------------------
Signature


David C. Kopp, Assistant Corporate Secretary
- -------------------------------------------------------------------------------
Name/Title





                                                               Page 4 of 5 Pages